Exhibit 10.1

EMPLOYMENT AGREEMENT

                    THIS AGREEMENT (the “Agreement”), made in Greenwich, Connecticut as of December 1, 2008, between United Rentals, Inc., a Delaware corporation (the “Company”), and William B. Plummer (“Executive”).

                    WHEREAS, the Company desires to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

                    NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

                    1.          At Will Employment.

                                 Executive will be employed by the Company at will, which means that either Executive or the Company may terminate the employment relationship at any time and for any reason or no reason. Notwithstanding the foregoing, following the termination of Executive’s employment, Executive shall be entitled to the compensation and benefits provided for in Section 4 of this Agreement, as applicable depending on the circumstances of such termination, in accordance with such provisions.

                    2.          Employment.

                    (a)        Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall report to the President and Chief Executive Officer of the Company.

                    (b)         Performance of Duties. During his employment, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the President and Chief Executive Officer of the Company and serve the Company to the best of Executive’s ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company. In his capacity as Executive Vice President and Chief Financial Officer, he shall have such duties and responsibilities as are customary for Executive’s position and any other duties and responsibilities he may be assigned by the President and Chief Executive Officer of the Company.

                    (c)         Place of Performance. Executive shall be based at the Company’s offices in Greenwich, Connecticut. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

                    3.          Compensation and Benefits.

                    (a)         Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $475,000. The Compensation Committee of the Board of Directors of the Company may determine in its sole discretion to increase, but not decrease, the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

                    (b)         Annual Incentive Bonus Plan. With respect to each year after 2008 during Executive’s employment hereunder, Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) pursuant to the terms of the United Rentals, Inc. Annual Incentive Compensation Plan or any successor thereto, as it may be amended from time to time (the “Annual Incentive Plan”). Executive’s target incentive opportunity under such plan shall be 80% of Base Salary (as at the beginning of the applicable performance period) and Executive’s maximum incentive opportunity shall be 125% of Base Salary (as at the beginning of the applicable performance period). Executive has been determined by the Committee (as defined in the Annual Incentive Plan) to be a Covered Employee (as defined in the Annual Incentive Plan) under the Annual Incentive Plan, and Executive’s Performance Goals (as defined in the Annual Incentive Plan) shall be determined by the Committee (as defined in the Annual Incentive Plan) in accordance with Section 2.11.1 and Article V of the Annual Incentive Plan. The Annual Bonus for a year shall be paid to Executive in the year following such year at such times and in such amounts as provided in the Annual Incentive Plan, provided that in no event shall such payment be paid later than December 31 of the following year.

                    (c)         Restricted Stock Unit Grant. The Company shall award to Executive, as of the commencement of his employment with the Company, a grant of 40,000 restricted stock units (13,333 of which shall vest on December 1, 2009 and the remaining 26,667 of which shall vest on December 1, 2011) in accordance with and subject to the provisions of the United Rentals, Inc. 2001 Comprehensive Stock Plan, as it may be amended from time to time, and a 2001 Comprehensive Stock Plan Restricted Stock Unit Agreement in substantially the form attached hereto as Exhibit A (the “RSU Agreement”).

                    (d)         2009 Performance-Based Long-Term Award Grant. The Company shall grant Executive during 2009 a performance-based long-term incentive award with an anticipated target value of $450,000 (based on the valuation method used by the Company with respect to awards for its senior executives). The award may consist of option grants, restricted stock units, or other equity-based awards as may be determined by the Compensation Committee of the Board of Directors of the Company.

                    (e)         Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to not less than 20 vacation days per year, such days to be accrued in accordance with Company policy.

                    (f)          Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with, and subject to, the Company’s standard policies. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

                    (g)          Indemnification. The Company shall indemnify Executive in accordance with, and subject to, the terms of the indemnification agreement in the form attached hereto as Exhibit B (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.

                    (h)          Reimbursement of Compensation. In the event that payment of any compensation to Executive is predicated upon the achievement of certain financial results that subsequently are the subject of a Mandatory Restatement (as defined below) and a lower payment (or no payment) would have been made to Executive based upon the restated financial results, Executive shall reimburse the Company the difference between the amount actually paid and the amount that would have been payable to Executive reduced by the Net Tax Costs (as defined below), based upon the restated financial results. Executive’s reimbursement to the Company shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Company’s financial statement which, in the good faith opinion of the Company’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board of Directors of the Company (“Audit Committee”), is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors of the Company concludes were beyond the control and responsibilities of Executive and that occurred regardless of Executive’s diligent and thorough performance of his duties and responsibilities. “Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Executive in respect of the portion of the compensation subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to Executive (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether Executive would be required to amend any prior income or other tax returns.

                    (i)          No Other Compensation or Benefits; Payment; Withholdings. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

                    (j)            Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

                    4.            Compensation Following Termination. Executive shall be entitled only to the following compensation and benefits upon termination of employment:

                    (a)          General. On any termination of Executive’s employment, he shall be entitled to:

                                   (i)          any accrued but unpaid Base Salary for services rendered through the date of termination;

                                   (ii)         any vacation accrued but unused as of the date of termination;

                                   (iii)        any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(f) of this Agreement;

                                   (iv)         receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(e) hereof or as may be required by applicable law;

                                   (v)         receive any amounts or benefits to which he may be entitled upon termination pursuant to the plans and agreement referred to in Sections 3(b), 3(c) and 3(d) hereof in accordance with the terms of such plans and agreements; and

                                   (vi)         such rights as he has under the terms of the Indemnification Agreement.

                    (b)          Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated (i) by the Company for Cause (as defined below) or (ii) by Executive without Good Reason (as defined below), Executive shall be entitled only to those items identified in Section 4(a).

                    (c)          Termination by Reason of Death or Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), Executive (or his estate, as the case may be) shall be entitled only to the following:

                                   (i)          those items identified in Section 4(a); and

                                   (ii)          if Executive (or, following his death, his spouse) timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The “COBRA Payment End Date” shall be the earlier of (A) 12 months following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under the group health plan of the new employer. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility.

                    (d)          Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled only to the following:

                                   (i)          those items identified in Section 4(a);

                                   (ii)          if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage Executive maintained on the date of termination, provided that if during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility; and

                                   (iii)          an amount equal to 180% of Executive’s Base Salary as of the date of termination, payable in substantially equal installments during the 12-month period following the date of termination in accordance with the Company’s normal payroll practices (the “Severance Pay”); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of the Severance Pay such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months and one day following the date of termination with interest at the applicable federal rate pursuant to Section 1274 of the Code, and (C) during the period beginning six months and one day following the date of termination through the remainder of the 12-month period, payment of the Severance Pay shall be made in accordance with the Company’s normal payroll practices.

                    (e)          Definitions of Cause, Good Reason and Disability.

                                   (i)          Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Nominating and Corporate Governance Committee of the Board of Directors of the Company finding that in the good faith opinion of such committee, Executive, after giving effect to any applicable cure period described below, was guilty of conduct set forth in this Section 4(e)(i) and that reasonably identifies the reason(s) for such opinion. For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) Executive has willfully misappropriated any funds or property of the Company or its affiliates, or has willfully destroyed property of the Company or its affiliates; (B) Executive has committed (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform his duties and responsibilities with the Company or that causes material damage to the Company or its affiliates or their operations or reputation; (C) Executive has (1) obtained personal profit from any transaction of or involving the Company or an affiliate of the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior approval of the Company or (2) engaged in any other willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company or its affiliates and which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (D) Executive’s material failure to perform his duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(e)(i)(D) shall be effective only if, within 20 days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform his duties and that reasonably identifies the reason(s) for such determination, Executive has failed to cure such failure to perform (nothing herein being intended to eliminate the requirement included in the first sentence of this Section 4(e)(i)); (E) Executive’s use of alcohol or drugs has materially interfered with his ability to perform his duties and responsibilities with the Company; (F) Executive has knowingly made any untrue statement or omission of a material nature to the Company or an affiliate of the Company; (G) Executive has knowingly falsified Company records (or those of one of its affiliates); (H) Executive has willfully committed any act (1) which is intended to materially damage the reputation of the Company or an affiliate of the Company or (2) which in fact materially damages the reputation of the Company or an affiliate; (I) Executive (1) has willfully violated the Company’s material policies or rules (including, but not limited to, the Company’s equal employment opportunity policies), which violation has resulted or is reasonably likely to result in damage to the Company or its affiliates, or (2) is guilty of gross negligence or willful misconduct in the performance of his duties with the Company, which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (J) Executive has materially breached a covenant set forth in Section 5 or otherwise materially violated any confidentiality, non-competition or non-solicitation prohibitions imposed on Executive under common law or under the terms of any agreement with the Company; or (K) Executive has willfully obstructed or attempted to obstruct, or has willfully failed to cooperate with, any investigation authorized by the Board of Directors of the Company or any governmental or self-regulatory authority regarding a Company matter.

                                 (ii)          For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) the Company removes Executive from the position of Executive Vice President or Chief Financial Officer other than due to his resignation; (B) the Company decreases or fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (C) a material breach of this Agreement by the Company; (D) Executive’s job site is relocated to a location which is more than fifty (50) miles from Greenwich, Connecticut, unless the parties mutually agree in writing to such relocation; (E) material diminution of Executive’s duties or responsibilities (it being understood by the parties that a simultaneous increase and decrease of Executive’s duties and responsibilities consented to by the parties, such consent not to be unreasonably withheld, shall not constitute Good Reason) or (f) the failure by the Company to obtain the express written assumption of this Agreement by any successor to all or substantially all of the Company’s business or operations; provided, however, that a termination by Executive for Good Reason under this Section 4(e)(ii) shall be effective only if, within 20 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and that reasonably identified the reason(s) for such determination, such notice to be given not later than 90 days after the occurrence (or, if later, the date that Executive becomes aware or reasonably should have become aware of such occurrence) of the event(s) claimed to constitute Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.

                                  (iii)          For purposes of this Agreement, a “Disability” shall occur in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 90 consecutive days or (B) six months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period.

                    (f)          Effect of Material Breach of Section 5 on Compensation Following Termination of Employment. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 5 hereof, except as otherwise required by law, Executive shall not be entitled to any payments (or if payments have commenced, any continued payment) under this Section 4.

                    (g)         Resignation of Offices Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees that he shall resign from all offices and positions he holds with the Company or any of its affiliates; and further agrees that he shall execute such documents as shall be reasonably necessary to give effect to such resignations.

                    (h)         No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon (i) the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and (ii) Executive not revoking such release within seven days of his delivery of the release.

                    5.          Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

                                 5.1          No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, and continue to serve as a member of the Board of Directors of John Wiley and Sons, Inc., in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

                                 5.2          Noncompetition; Nonsolicitation.

                    (a)         Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers of the Company renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5.2(a) will not be deemed breached merely because Executive owns less than 5% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, including, but not limited to, renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial equipment, aerial work platforms, trench safety equipment, industrial equipment, landscaping equipment, and home repair and maintenance equipment, as well as the buying of companies that engage in such activities along with the computer hardware and software systems designed, developed and utilized with respect to any of the foregoing; (ii) any other future business which the Company engages in to a material extent during Executive’s employment with the Company; and (iii) any of the entities identified on Exhibit (C). For purposes of this Agreement, “Restricted Area” means (i) any state in the United States and any province in Canada in which the Company conducts any business on the date of the determination of whether he is engaged in a Competing Business or at any time within 12 months preceding such date and (ii) the area within a 200 mile radius of any office or facility of the Company (whether foreign or domestic) in which the Company conducts any business on the date of the determination of whether he is engaged in a Competing Business or at any time within 12 months preceding such date.

                    (b)          In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer, vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer, vendor or distributor was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5.2(b) only, during the Covered Time, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within 12 months preceding the termination of Executive’s employment.

                    (c)          Executive understands that the provisions of this Section 5.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

                                   5.3          Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information that is or becomes generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

                                   5.4          Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.

                                   5.5          Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

                                  5.6          Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

                    6.            Assignment and Transfer.

                    (a)          Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                    (b)          Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

                    7.            Miscellaneous.

                    (a)          Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

                    (b)          Nondisclosure. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.

                    (c)          Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary for work performed in connection with such obligation, provided that Executive shall not be entitled to receive per diem fees in respect of cooperation provided during any period for which Executive is receiving payments pursuant to Section 4 above and further provided that such work shall be approved in advance in writing by the Company and (ii) reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.

                    (d)          Assistance in Proceedings, Etc. Executive shall, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary (with portions of days being aggregated to form days of eight hours) for material work performed in connection with such obligations (i.e., Executive is required to attend a meeting or spend more than one hour during a day responding to or otherwise participating in telephone, email, or telecopy communications) subsequent to termination of Executive’s employment with the Company, provided that (A) such work is approved in advance in writing by the Company, (B) no payments shall be due in connection with assistance provided during any period for which Executive is receiving payments pursuant to Section 4 above and (C) no payments shall be due for any time Executive spends testifying before the U.S. Securities and Exchange Commission or in any proceeding; and (ii) reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.

                    (e)          Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

                    (f)          No Right of Set-off Etc. The obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

                    (g)          Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.

                    (h)          Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

                    (i)          Arbitration.

                                  (i)          General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters arising out of or related to this Agreement, any other agreement between Executive and the Company, or Executive’s employment with the Company or the termination thereof, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment, provided, however, that disputes under the Indemnification Agreement shall not be arbitrable pursuant to this provision.

                                  (ii)         Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 5 of this Agreement. For purposes of seeking enforcement of Section 5, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the County of Fairfield, State of Connecticut or in the City, County, and State of New York.

                                  (iii)        The Arbitration. Any arbitration pursuant to this Section 7(i) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of Fairfield, State of Connecticut or in the City, County, and State of New York.

                                  (iv)        Fees and Expenses. In any arbitration or action for injunctive relief pursuant to this Agreement except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

                                  (v)         Exclusive Forum. Except as permitted by Section 7(i)(ii) hereof, arbitration in the manner described in this Section 7(i) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(i)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(i), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

                    (j)          Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with the provisions of Section 409A and the regulations thereunder and shall be interpreted accordingly. The parties agree that in the event Executive or the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder (with interest at the applicable federal rate under Section 1274 of the Code to the extent permissible under Section 409A). Each payment and benefit payable under Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulation.

                    (k)         Entire Agreement. This Agreement (including the plans and agreements referenced in Section 3) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment.

                    (l)          Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                    (m)        Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

                    (n)          Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

                    (o)          Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                    (p)          Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, attn: General Counsel; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered, on the date following delivery to an overnight delivery service for next day delivery prior to such service’s deadline for such delivery, or on the date that is three days after the date of mailing if sent by registered or certified mail.

                    (q)          Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement, the RSU Agreement, or the Indemnification Agreement. The respective obligations of Executive and the Company as provided in the RSU Agreement, the Indemnification Agreement, and Sections 4, 5, 6 and 7 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

                    (r)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

                    IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

UNITED RENTALS, INC.		EXECUTIVE:

By:	/s/ Michael J. Kneeland	/s/ William B. Plummer

	Name: Michael J. Kneeland	William B. Plummer
Title: President and Chief Executive Officer

EXHIBIT A

2001 COMPREHENSIVE STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT

Awardee: William B. Plummer (“Awardee”)
Grant Date: December 1, 2008
Restricted Stock Units: 40,000

                    This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the Grant Date by and between UNITED RENTALS, INC., a Delaware corporation having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Awardee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2001 Comprehensive Stock Plan (the “Plan”).

                    In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.       Grant of Restricted Stock Units. The Company hereby grants 40,000 Restricted Stock Units (the “Units”) to Awardee pursuant to the Plan, subject to the terms and conditions of this Agreement and the Plan. Awardee’s failure to sign and return a copy of this Agreement within 30 days of receipt shall automatically effect a cancellation and forfeiture of the Units, except as determined by the Company in its sole discretion.

2.	Vesting; Forfeiture.

(a)

Vesting. The Units shall vest and become nonforfeitable as follows: (i) 13,333 Units shall vest on December 1, 2009 and (ii) 26,667 Units shall vest on December 1, 2011 (each such date, a “Vesting Date”), provided in each case that Awardee’s employment with the Company continues through such date.

(b)	Termination of Employment/Change in Control.

(i)

In the event Awardee’s employment is terminated as a result of Awardee’s death or Disability (as defined in Awardee’s employment agreement with the Company (the “Employment Agreement”)) or the Awardee’s employment is terminated by the Company without Cause or by Awardee for Good Reason (as each such term is defined in the Employment Agreement), a pro rata share of the Units (as determined below) shall immediately vest on such termination. With respect to the Units with a December 1, 2009 Vesting Date, the pro rata share of such Units vesting shall be equal to the product of (i) 13,333 multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from December 1, 2008 to the date of such termination, and the denominator of which is 365. With respect to the Units with a December 1, 2011 Vesting Date, the pro rata share of such Units vesting shall be equal to the product of (i) 26,667 multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from December 1, 2008 to the date of such termination, and the denominator of which is 1,095. All Units that are unvested and do not become vested on the date of such termination shall be forfeited on the date of such termination.

(ii)

In the event of a Change in Control, all Units shall become immediately vested and nonforfeitable as of the date of such Change in Control. “Change in Control” means (A) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company or (B) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation or business entity, but not including any merger or business combination of the Company which would result in the voting securities of the Company outstanding immediately prior to such merger or business combination continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination.

	(iii)	In the event Awardee’s employment terminates other than as set forth in clauses (i) and (ii) hereof, all unvested Units shall be forfeited as of the date of such termination.

3.	Payment upon Vesting.

(a)

General. Vested Units shall be settled in shares of Company common stock (“Stock”) on a one-for-one basis within 30 days of the applicable Vesting Date. The Company shall deliver to Awardee (or Awardee’s beneficiary or estate, as the case may be) a certificate, free and clear of any restricted legend (other than those legends determined by Company counsel to be necessary or desirable to comply with applicable law, regulations or rules), representing a number of shares of Stock equal to the number of Units that vested on such applicable Vesting Date.

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(b)

Change in Control. Notwithstanding paragraph 3(a), delivery with respect to vested Units shall be made simultaneous with the occurrence of a Change in Control which constitutes a change in control event for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)

Section 409A. If necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, the delivery with respect to vested Units shall not be made until six months and a day after Awardee separates from service with the Company.

          4.        No Rights as a Stockholder. Neither the Units nor this Agreement shall entitle Awardee to any voting rights or other rights as a stockholder of the Company. No dividends or dividend equivalents shall accrue or be paid with respect to any Units.

          5.        Transferability of Units. Units are not transferable by Awardee, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise.

          6.        Conformity with Plan. Except as specifically set forth herein, this Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and the Plan with respect to any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Awardee acknowledges receipt of the Plan and confirms Awardee’s agreement to be bound by all the terms of the Plan.

          7.        Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld in respect of the Award no later than the date of the event creating the tax liability. The Company may, and, in the absence of any other timely payment or provision made by Awardee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Awardee, including, but not limited to, by withholding shares of Stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of shares of Stock, such shares shall be valued at their fair market value (as determined in accordance with the Plan) on the applicable date for such purposes.

          8.        Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted an Award under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Awardee remains responsible for determining Awardee’s own personal tax consequences with respect to the Units, the receipt of shares of Stock upon their vesting and otherwise of participating in the Plan, and ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Each person who may be entitled to any benefit under the Plan is responsible for determining their own personal tax consequences of participating in the Plan. Accordingly, Awardee may wish to retain the services of a professional tax advisor in connection with the Units and this Agreement.

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          9.        Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee’s death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

          10.      Disputes. Any question concerning the interpretation or performance by the Company or Awardee under this Agreement, including, but not limited to, the Units, their vesting or issuance or delivery of shares of Stock, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Company in its sole and absolute discretion.

          11.       Adjustments for Changes in Capital Structure. In the event any change is made to the Stock by reason of any Stock dividend or extraordinary dividend, Stock split or reverse Stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, the Company shall make such appropriate adjustments to the Units as it determines are equitable and reasonably necessary or desirable to preserve the intended benefits under this Agreement.

          12.      Clawback. If the financial results of the Company for any period within the Performance Period are the subject of a Mandatory Restatement (as defined below) and a lower number of Units (or no Units) would have vested based upon the restated financial results, Awardee shall reimburse the Company the difference between the fair market value (measured at the time of delivery) of the shares actually delivered to Awardee under this Agreement and of the shares that would have been deliverable to Awardee, reduced by the Net Tax Costs (as defined below), based on the restated financial results. Awardee’s reimbursement to the Company shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Company’s financial statement which, in the good faith opinion of the Company’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board (“Audit Committee”), is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors concludes were beyond the control and responsibilities of Awardee and that occurred regardless of the Awardee’s diligent and thorough performance of his duties and responsibilities. “Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Awardee in respect of the portion of the Award subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to the Awardee (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether the Awardee would be required to amend any prior income or other tax returns.

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          13.      Miscellaneous.

(a)

References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Administrator or such other person or persons to whom the Administrator may from time to time delegate authority or otherwise designate.

(b)

This Agreement may not be changed or terminated except by written agreement signed by an authorized officer of the Company and Awardee. It shall be binding on the parties and on their personal representatives and permitted assigns.

(c)	This Agreement, together with the Plan, constitutes the entire understanding of the parties and supersedes and cancels all prior agreements with respect to the subject matter hereof.

(d)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without reference to principles of conflicts of law.

(e)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

UNITED RENTALS, INC.

By:

	Name:	Date
Title:

AWARDEE:

By:

	Name:	Date
Title:

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